EXHIBIT 6
         to SCHEDULE 13D


                                SUPPORT AGREEMENT


THIS AGREEMENT made as of the 14th day of March, 2006,

BETWEEN:

            PPC CANADA ENTERPRISES CORP., a company existing under the laws of British Columbia with a registered and records office located at 2500 - 700 West Georgia Street, Vancouver, B.C., Canada, V7Y 1B3

            (the "OFFEROR")

AND:

            PAN PACIFIC COPPER CO., LTD., of 7th Floor Toranomon-NN-Building 21-17 Toranomon 1-chome, Minato-ku, Tokyo 105-0001, Japan

            ("PPC")

AND:

            REGALITO COPPER CORP., a company existing under the laws of British Columbia, with its registered and records office located at 1550-625 Howe Street, Vancouver, British Columbia, Canada, V6C 2T6

            (the "COMPANY")

WITNESSES THAT WHEREAS:

A. The Offeror wishes to make a take-over bid for all of the outstanding Shares of the Company, other than Shares held by the Offeror and its affiliates, subject to the terms and conditions of this Agreement;

B. The Board of Directors has determined that it would be in the best interests of the Company and its Shareholders for the Board of Directors to recommend acceptance of the Offer to the Shareholders and for the Company to co-operate with the Offeror and take all reasonable action not inconsistent with the fiduciary obligations of the directors of the Company to support the Offer, all on the terms and subject to the conditions contained herein; and

C. The Board of Directors has determined that it would be in the best interests of the Company and its Shareholders for the Company to enter into this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

                                   ARTICLE 1
                                   THE OFFER

1.1        THE OFFER

     (a) Subject to the terms and conditions of this Agreement, the Offeror agrees to mail no later than 30 days (the "LATEST MAILING TIME") after execution and delivery of this Agreement, to the holders of Shares (the "SHAREHOLDERS") of the Company an offer to purchase all of the outstanding Shares, except Shares owned at the date the Offer is mailed by the Offeror and its affiliates, for consideration per Share of $6.00 in cash (as such offer may be amended or extended from time to time as permitted under this Agreement, the "OFFER"), subject only to the terms and conditions set out in Schedule "B" to this Agreement (as such may be amended in accordance with section 1.1(c) hereof), provided, however, that if the mailing of the Offer is delayed by reason of (i) an injunction or order made by a court or regulatory authority of competent jurisdiction or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to mail the Offer Documents then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Latest Mailing Time shall be extended for a period ending on the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable.

     (b) The Offer will be made in accordance with Applicable Laws and applicable securities legislation in Canada, the United States of America and other jurisdictions where registered Shareholders are located in the English and, if necessary under the Applicable Laws, French language and shall be open for acceptance until a time that is not earlier than 12:01 a.m. (Vancouver time) on the 36th day, and not later than 12:01 a.m. (Vancouver time) on the 45th day, after the day (the "MAILING DATE") that the Offer is mailed to Shareholders, or such later time and date as may be required by the Applicable Laws, subject to the right of the Offeror in its sole discretion to extend the period during which Shares may be deposited under the Offer to a maximum of 75 days from the Mailing Date if the conditions set forth in Schedule "B" hereto are not satisfied on the initial expiry date of the Offer (the time at which the Offer, as it may be extended, expires being referred to as the "EXPIRY TIME"). Subject to the satisfaction or waiver of the conditions set forth in Schedule "B" hereto, the Offeror shall within the time periods required by law take up and pay for all Shares validly tendered (and not properly withdrawn) pursuant to the Offer as soon as practicable after the Expiry Time. The Offeror shall use all reasonable efforts to consummate the Offer, subject only to the terms and conditions hereof.

     (c) The Offeror expressly reserves the right, in its sole discretion, to modify or waive any term or condition of the Offer except that, without the prior written consent of the Company, the Offeror shall not:

           (i)    reduce the consideration per Share;

           (ii) change the form of consideration payable under the Offer (other than to add additional consideration);

           (iii) add to, amend or change any of the Offer terms or conditions in any manner adverse to the Shareholders;

           (iv)   modify or waive the Minimum  Tender  Condition  in paragraph
                  (a) of Schedule "B"; or

           (v)    decrease the number of Shares sought under the Offer.

     (d) The Offeror agrees to provide the Company with a draft copy of the Offer and take-over bid circular, and the Letter of Transmittal, Notice of Guaranteed Delivery and other related documents, including any other documents required to be prepared by the Offeror under Applicable Laws in connection with the Offer, and any supplements or amendments to such documents (the "OFFER DOCUMENTS") prior to the filing or mailing thereof, on a confidential basis, and to provide the Company with a reasonable opportunity (to the extent possible with respect to supplements and amendments) to review and provide comments thereon.

     (e) The Company shall prepare and make available for distribution contemporaneously with the Offer Documents and in accordance with the terms set out in section 1.1(a), in both the English and French languages as may be required by Applicable Laws, sufficient copies of the Directors' Circular, and any other documents required to be prepared by the Company under Applicable Laws in connection with the Offer (the "COMPANY DOCUMENTS"), which shall be prepared in accordance with Applicable Laws, which shall reflect the determinations and recommendations set out in section 1.2(a) and contain such other information as may be required under Applicable Laws.

     (f) Prior to the final approval of the Directors' Circular and any other Company Documents required by Applicable Laws by the Board of Directors, the Company shall provide the Offeror with an opportunity to review and comment thereon.

     (g) The obligation of the Offeror to make the Offer is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and any and all of which may be waived by the Offeror in whole or in part in its sole discretion (other than the condition in paragraph (vii) below, which may be waived only with the consent of the Company) without prejudice to any other rights it may have under this Agreement, which conditions shall be deemed to have been satisfied or waived upon the Offer being made:

           (i) following the date hereof, there shall not have occurred any change or effect constituting a Material Adverse Effect in respect of the Company of which the Offeror has given the Company written notice and which the Company shall, if curable, fail to cure within 10 business days of the receipt of that notice. If such notice is given to the Company, the Latest Mailing Time will be the later of (A) the Latest Mailing Time without giving effect to this paragraph and (B) the 11th business day following the receipt of such notice;

           (ii) to the extent such covenants may be performed or complied with prior to the date of the Offer, the Company shall have complied in all material respects with the covenants set out herein;

           (iii) the obligations of the Offeror hereunder shall not have been terminated pursuant to section 6.1;

           (iv) no circumstance, fact, change, event or occurrence shall have occurred, other than a circumstance, fact, change, event or occurrence caused by the Offeror, that would render it impossible for one or more of the conditions set out in Schedule "B" to be satisfied;

           (v) the special committee of the Board of Directors shall have received the advice of Bear, Stearns & Co. Inc. (the "ADVISOR") and the Board of Directors shall have resolved to recommend that Shareholders accept the Offer and shall not have withdrawn such recommendation or changed such recommendation in a manner that has substantially the same effect as a withdrawal of it;

           (vi) the Advisor shall have delivered a written form of the opinion described in section 1.2(b);

           (vii) there shall not exist any prohibition at law, including a cease trade order, injunction or other prohibition or order against the Offeror or the Company which shall prevent the making of the Offer, the consummation of the Offer or the completion of any Second-Step Transaction; and

           (viii) no act, action, suit or proceeding shall have been taken before or by any domestic or foreign court or tribunal or governmental entity (A) seeking to prohibit or restrict the acquisition by the Offeror, directly or indirectly, of any Shares, (B) seeking to restrain or prohibit the consummation of the Offer or the completion of any Second-Step Transaction, (C) seeking to obtain from the Offeror or the Company any material damages directly or indirectly in connection with the Offer or any Second-Step Transaction, or
                  (D) seeking to impose limitations on the ability of the Offeror to acquire or hold, or exercise full rights of ownership of, directly or indirectly, any Shares.

1.2        COMPANY APPROVAL

     (a) The Company represents that its Board of Directors, upon consultation with its advisors, has determined unanimously (other than directors abstaining from voting by reason of conflict of interest or financial interest) that:

           (i) the Offer is fair to the Shareholders and is in the best interests of the Company and the Shareholders;

           (ii) the Board of Directors will recommend that Shareholders accept the Offer; and

           (iii) this Agreement is in the best interests of the Company and the Shareholders,

           provided that the Offer does not differ in any material respect from the terms and conditions (as such may be amended in accordance with section 1.1(c) hereof) of the Offer as described herein;

     (b) The Company represents that the special committee of its Board of Directors has received an opinion from the Advisor, that as at the date of such opinion the Offer is fair, from a financial point of view, to the Shareholders (excluding shareholders who have entered into lock-up agreements with the Offeror); and

     (c) The Company represents that its directors have advised it that as at the date hereof they intend to tender, or have agreed with the Offeror to tender, their Shares to the Offer, which intention or agreement will be disclosed in the Directors' Circular.

1.3        COMPANY CO-OPERATION

     (a) Following the execution and delivery of this Agreement, the Company shall cause its registrar and transfer agent to, as soon as practicable, provide the Offeror with a list of the holders of Shares and a list of participants in book-based nominee registrants together with their addresses and respective holdings of Shares, and such other information as the Offeror may reasonably request in connection with communicating the Offer to registered and beneficial owners of Shares including non-objecting beneficial owners lists and supplemental lists, if any, and lists of Optionholders.

     (b) The Company will make, as soon as practicable, such enquiries as the Company's legal counsel shall advise are necessary to determine, to the extent feasible, the number of Shareholders in the United States in order to confirm the availability of exemptions for the Offer from U.S. laws respecting tender offers. The Company will make, as soon as practicable, such enquiries as are necessary to determine, to the extent feasible, the number of Shareholders in the Province of Quebec.

     (c) The Company shall from time to time furnish the Offeror with such additional information, including updated or additional lists of holders of Shares and lists of securities positions, non-objecting beneficial owners and other assistance as the Offeror may reasonably request in order for the Offeror to be able to communicate the Offer to the holders of the Shares and to such other persons as are entitled to receive the Offer under the Applicable Laws.

1.4        POST OFFER COVENANTS

     (a) Promptly upon the purchase by the Offeror pursuant to the Offer of such number of Shares which, together with the Shares held by or on behalf of the Offeror or its affiliates, represents at least a majority of the outstanding Shares, and from time to time thereafter, and subject to Applicable Laws, the Offeror shall be entitled to and shall promptly following take-up and payment for the Shares, designate such number of directors of the Company (rounded up to the next whole number of directors), as is proportionate (determined after giving effect to the directors to be appointed or elected under this section) to the percentage of the outstanding Shares owned by the Offeror and its affiliates, or, following the purchase by the Offeror of such number of Shares which, together with the Shares held by or on behalf of the Offeror and its affiliates, represents at least 66?% of the outstanding Shares, all of the directors of the Company, and the Company shall, upon request by the Offeror, subject to Applicable Laws, promptly increase the number of directors comprising the Board of Directors or use its reasonable efforts to secure the resignations of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board of Directors and shall exercise its reasonable efforts to cause the Offeror's designees to be so elected or appointed.

     (b) The Offeror shall, if possible to do so under, and subject to compliance with all Applicable Laws, upon Shares being taken up and paid for under the Offer, utilize the compulsory acquisition provisions of Section 300 of the BUSINESS CORPORATIONS ACT (British Columbia) in respect of the Shares not tendered under the Offer. If the Offeror is unable to use such compulsory acquisition provisions, the Offeror shall use all commercially reasonable efforts to acquire all Shares not acquired in the Offer as soon as practicable after completion of the Offer by way of a statutory arrangement, amalgamation, merger or other combination (such transaction or compulsory acquisition hereinafter referred to as a "SECOND-STEP TRANSACTION") of the Company with the Offeror or an affiliate of the Offeror, if possible to do so under, and subject to compliance with, all Applicable Laws. The Offeror agrees that if any Second-Step Transaction is effected it will provide that the holders of any Shares, other than those held by the Offeror or any of its affiliates, shall be entitled to receive consideration per Share at least equal to the amount paid per Share under the Offer. Nothing herein shall be construed to prevent the Offeror from acquiring, directly or indirectly, additional Shares in the open market, in privately negotiated transactions, in another take-over bid, tender offer or exchange offer, or otherwise in accordance with the Applicable Laws, following taking up and paying for Shares under the Offer.

     (c) The Offeror acknowledges and agrees that, on the date that Shares are taken up and paid for under the Offer, the Company will make the termination, severance and related payments in the amount of $933,748 as set forth in the Disclosure Letter of the Company (the "TERMINATION PAYMENTS") in respect of obligations that have been incurred by or on behalf of the Company or its Subsidiary prior to the date of this Agreement related to (A) the termination of the lease of the Company's and its Subsidiary's principal business offices, office equipment leases and office-related service contracts, and (B) severance or other payment obligations of the Company or its Subsidiary under director, employee, consulting and similar agreements; provided, however, such payments will be reduced to the extent determined pursuant to section 1.6(c).

     (d)   If the  Termination  Payments  are made by the Company  pursuant to section 1.4(c), the Company will deliver fully executed acknowledgements and releases from each director, officer and employee of the Company or its Subsidiary (except for certain Chilean employees, a list of whom have been provided to the Offeror) acknowledging the payment in full of all severance and other payment obligations and releasing the Company or its Subsidiary, as the case may be, from any claims for further severance or other payments related to their status as a director, officer or employee of the Company and its Subsidiary, as the case may be.

1.5        OUTSTANDING STOCK OPTIONS AND CHANGE OF CONTROL SHARES

     (a) The Company agrees to give notice to all persons holding Options pursuant to the Company's stock option plan of the vesting of all unvested options and the termination of all non-exercised Options at 4:00 p.m. (Vancouver time) on the 44th day after the Offer is mailed, conditional upon the Offeror being bound to take up and pay for Shares under the Offer. The Company further agrees to use its commercially reasonable efforts to either:

           (i) facilitate all persons holding Options pursuant to the Company's stock option plan to exercise all of their Options and tender all Shares issued in connection therewith under the Offer, conditional upon the Offeror being bound to take up and pay for Shares under the Offer, or

           (ii) amend or modify the Company's stock option plan to provide for the cashless exercise, or cash payout of the intrinsic value, of vested and non-exercised Options in lieu of exercise, conditional upon the Offeror being bound to take up and pay for Shares under the Offer.

1.6        INDEMNIFICATION

     (a) The Offeror covenants and agrees that after the Effective Time it shall ensure that (i) the articles of the Company, and the constating documents of any successor to the Company, and (ii) the constating documents of the Subsidiary of the Company (or any successor to any such Subsidiary), shall contain provisions with respect to indemnification now set forth in the articles of the Company and the constating documents of the Subsidiary of the Company (or equivalent provisions), such that all rights to indemnification existing in favour of the present and former directors and officers of the Company or of any of the Subsidiary of the Company and present and former directors and officers of the Company or of any of the Subsidiary of the Company serving or who served at the request of the Company or any Subsidiary of the Company as a director, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise (each such present or former director or officer of the Company or of any Subsidiary of the Company being herein referred to as an "INDEMNIFIED PARTY" and such persons collectively being referred to as the "INDEMNIFIED PARTIES") as provided in the articles of the Company or constating documents of any of the Subsidiary of the Company, or equivalent rights, shall survive and continue in full force and effect and without modification, with respect to actions or omissions of the Indemnified Parties occurring prior to the Effective Time, for a period of not less than the limitation period applicable under the statutes of limitation applicable to such matters.

     (b) The Company and Offeror agree that all rights to indemnification existing in favour of the Indemnified Parties as provided by contracts or agreements between the Indemnified Parties and the Company or its Subsidiary and in effect as of the date of this Agreement, shall survive and shall continue in full force and effect and without modification, and the Offeror shall cause the Company, and any successor to the Company and its Subsidiary (including any successors thereto), to honour such rights of indemnification and indemnify the Indemnified Parties pursuant thereto, with respect to acts or omissions of the Indemnified Parties occurring prior to the Effective Time, for a period of not less than the limitation period applicable under the statutes of limitation applicable to such matters.

     (c) The Offeror agrees that, notwithstanding any other provision of this Agreement, the Company will secure officers' and directors' liability insurance covering the Indemnified Parties on a six year "trailing" or "run-off" basis, to the extent permitted by law and the Offeror shall cause the Company and any successor to the Company (including any surviving corporation) to, continue in effect such director and officer liability insurance for the benefit of the Indemnified Parties; provided, however, that the Company shall be required to pay, in the aggregate, no more than $500,000 to secure and continue in effect such coverage, unless the Termination Payments are reduced by an amount equal to the amount over $500,000 the Company is required to pay for such coverage.

     (d) The provisions of this section 1.6 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs, executors, administrators and other legal representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise, and such rights shall be held by the Company, and any successor to the Company, in trust for such persons, provided however that no approval of any beneficiary of such trust shall be required in connection with an amendment or variation of this section 1.6 prior to the Effective Time.


                                    ARTICLE 2
                         REPRESENTATIONS AND WARRANTIES

2.1        REPRESENTATIONS AND WARRANTIES OF PPC AND THE OFFEROR

           PPC and the Offeror hereby jointly and severally represent and warrant to the Company as to those matters set forth in Schedule "C" hereto and acknowledge that the Company is relying upon those representations and warranties in entering into this Agreement.

2.2        REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           The Company hereby represents and warrants to the Offeror as to those matters set forth in Schedule "D" hereto and acknowledges that the Offeror is relying upon those representations and warranties in entering into this Agreement.

2.3        INVESTIGATION

           No investigation by or on behalf of any party prior to the date of this Agreement shall mitigate, diminish or affect the representations and warranties made by any other party pursuant to this Agreement unless the first party shall have actual knowledge prior to the date of this Agreement of any specific representations or warranty being untrue.

2.4        KNOWLEDGE

           Any reference in this Agreement to the "knowledge" of the Company shall mean to the best of the actual knowledge, information and belief of any of Ross Beaty, Robert Pirooz, David Strang, John Selters and Leo Hathaway and, unless such knowledge, information and belief would lead a reasonable individual who owes the duty of care and enquiry under similar circumstances to make further enquiries, it shall not be necessary for such persons to enquire of the other employees, agents or representatives of the Company generally or of any other person.

2.5        SURVIVAL OF REPRESENTATIONS AND WARRANTIES

           The representations and warranties of the Company and the Offeror contained in this Agreement shall not survive the completion of the Second-Step Transaction, and shall expire and be terminated and extinguished upon the consummation of the Second-Step Transaction.

2.6        PERFORMANCE OF THE OFFEROR

           PPC hereby unconditionally guarantees the due and punctual performance of each and every obligation of the Offeror arising under this Agreement, including, without limitation, the making of the Offer, subject to the terms of this Agreement

                                   ARTICLE 3
                              CONDUCT OF BUSINESS

3.1        NEGATIVE COVENANTS

           The Company covenants and agrees that, prior to the earlier of (i) the time (the "EFFECTIVE TIME") of the appointment or election to the Board of Directors and the Subsidiary of the persons designated by the Offeror who represent at least a majority of the Board of Directors and the Subsidiary and
(ii) the time this Agreement is terminated, unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, the Company shall not, and shall not permit its Subsidiary to:

     (a) alter the memorandum or articles of the Company or alter the constating documents of its Subsidiary;

     (b) resolve to reduce its share capital in any way or repurchase, redeem or otherwise acquire any of its Shares or any securities of its Subsidiary (other than pursuant to the surrender to the Company of Options currently outstanding and which are described in Schedule "F" hereto, in accordance with the terms and conditions of the Company's stock option plan);

     (c) make an allotment of, issue, grant an option, warrant, call, conversion or exchange privilege or right of any kind to subscribe for, pledge or encumber (or agree to do any of the foregoing) any of its shares or any securities of its Subsidiary (other than any such allotment or issue made to the Company by its wholly-owned Subsidiary and other than pursuant to the exercise of Options currently outstanding and which are described in Schedule "F" hereto);

     (d) except in the ordinary course of business consistent with past practice, purchase or otherwise acquire or sell, transfer, lease, exchange, pledge or encumber or otherwise dispose of any interest in or right to any asset or property having a value in excess of $50,000 for any single asset or property or $50,000 in the aggregate for the Company and its Subsidiary taken as a whole for all such assets or properties (other than transactions between the wholly-owned Subsidiary of the Company and the Company);

     (e) except in the ordinary course of business consistent with past practice, except as described in section 1.6(c), enter into, modify, amend or terminate any agreement or licence of the Company or any Subsidiary or implement any other change in its business, where such new agreement or amendment, modification or termination of an existing agreement or such implementation would result in a Material Adverse Effect on the Company;

     (f) except in the ordinary course of business consistent with past practice, or except pursuant to existing credit facilities or debt instruments (or the agreements, indentures or guarantees governing or relating to such facilities or instruments) or renewal or replacement credit facilities or debt instruments for a principal amount approximately the same as the principal amount of the facilities or instruments renewed or replaced, incur or commit to incur or assume any indebtedness for borrowed money or issue any debt securities, or guarantee, endorse or otherwise become liable or responsible for the obligations of any other person, or make any loans or advances;

     (g) except in the ordinary course of business consistent with past practice or except for the Termination Payments, satisfy any material claims or liabilities except such as have been reserved against in the Company's financial statements delivered to the Offeror, relinquish any material contractual rights or enter into any interest rate, currency or commodity swaps, hedges or other similar financial derivative instruments;

     (h) except in the ordinary course of business consistent with past practice, mortgage, pledge, lease, encumber or charge any property of the Company or the Subsidiary;

     (i) except for transactions between the wholly-owned Subsidiary of the Company and the Company, amalgamate or merge or agree to amalgamate or merge with any other person or resolve that it be wound up;

     (j) except in the ordinary course of business consistent with past practice, acquire or agree to acquire any person, corporation, partnership, joint venture or other business organization or division thereof or agree to acquire any material assets;

     (k) appoint or permit the appointment of a liquidator, receiver or trustee in bankruptcy for the Company or its Subsidiary or in respect of the assets of the Company or its Subsidiary;

     (l) permit the making of an order by a court for the winding-up or dissolution of the Company or its Subsidiary;

     (m) declare, set aside or pay any dividends, including for the purpose of effecting a share subdivision, or make declare, set aside or make any payment or distribution (in cash, stock, property or otherwise) with respect to its Shares;

     (n)   establish,   adopt,  enter  into,  make  or  amend  any  collective
           bargaining, bonus, profit sharing, compensation, stock option, stock ownership, stock compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of the Company or its Subsidiary, or, subject to the limitations in section 1.4(c), make any award or payment (whether by way of bonus, salary increase, stock option, pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance or termination pay or any other form of compensation or profit sharing) to any director, officer or employee of the Company or its Subsidiary other than pursuant to agreements, plans, arrangements or policies in effect (without amendment) on the date hereof and disclosed in the Data Room Materials or pursuant to section 1.5 and, notwithstanding the foregoing, neither the Company nor its Subsidiary shall make or amend, or become obligated to make or amend, any discretionary payment to or for the benefit of any director (other than payments approved by the Board of Directors to members of the special committee formed to consider the Offer), officer or employee of the Company or its Subsidiary without the prior written consent of the Offeror; provided, however, that the Company and its Subsidiary shall not be restricted from making the Termination Payments, obtaining the insurance coverage described in section 1.6(c) or executing indemnities with Ross Beaty, Robert Pirooz, John Selters, David Strang, Sandra Lim, Leo Hathaway, Ross Cory, Anthony Floyd, Aziz Shariff and John Wright in the form attached hereto as Schedule "G".

     (o) implement any other material change in the present business, affairs, capitalization, dividend policy or financial condition of the Company and its Subsidiary, taken as a whole;

     (p) except pursuant to section 1.6(c), enter into any material agreement of any nature, whether or not in the ordinary course of business, with a term of longer than 30 days pursuant to which the Company or its Subsidiary is or may become obligated to make payments or incur liabilities, in the aggregate over the term of such agreement, in excess of $500,000;

     (q) except in the ordinary course of business consistent with past practice, settle or abandon any claim, litigation, action, suit, cause of action or other proceeding by or before any domestic or foreign arbitrator or Agency;

     (r) make or permit to be made any change to any accounting method, policy or principle used by the Company and the Subsidiary, except as may be prescribed by the Canadian Institute of Chartered Accountants including any prescribed changes to GAAP; or

     (s) bind itself to take any of the other actions set forth in subsections 3.1(a) through (r) hereof.

3.2        POSITIVE COVENANTS

           The Company covenants and agrees with the Offeror that, except as expressly contemplated or permitted by this Agreement or to the extent the Offeror has otherwise consented in writing, prior to the earlier of the Effective Time and the time this Agreement is terminated, the Company shall:

     (a) cooperate with the Offeror and take all reasonable action to support the Offer;

     (b) carry on its business and cause its Subsidiary to carry on its business only in, and not take any action except in, the ordinary course of business consistent with past practice and shall not otherwise authorize any capital expenditures in excess of $250,000 for any item or series of items constituting parts of a single item or $500,000 in the aggregate for the Company and its Subsidiary taken as a whole for all such items; provided that the Company and its Subsidiary shall be authorized to make all capital expenditures in accordance with all commitments and contracts with third parties in existence at the date hereof as disclosed in the Data Room Materials or pursuant to capital budgets of the Company or its Subsidiary approved by the Board of Directors on or prior to the date hereof as disclosed in the Data Room Materials; provided, however, that the Company and its Subsidiary shall not be restricted from making the Termination Payments or the payment described in section 1.6(c) .

     (c) confer on a regular basis with the Offeror with respect to operational matters and promptly advise the Offeror, orally and then promptly in writing, of any Material Adverse Change in respect of the Company and of any material governmental or third party complaints, investigations, or hearings (or communications indicating that the same may be contemplated);

     (d) use its commercially reasonable efforts to maintain the current insurance (or re-insurance) policies of it and its Subsidiary and not allow the same to be cancelled or terminated or any other coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

     (e) use, and cause its Subsidiary to use, its commercially reasonable efforts to preserve intact their respective business organizations, assets and goodwill, to maintain their mining leases, mining concessions, mining claims, exploration permits or prospecting permits or other property or proprietary interests or rights in good standing, to keep available the services of their respective officers and employees as a group and to maintain satisfactory relationships with governmental entities, suppliers, distributors, customers and others with whom they have business relationships and inform the Offeror orally and then promptly in writing if any officer submits a resignation;

     (f) subject to the provisions of section 3.4(b), furnish the Offeror with a copy of all information and reports (including financial statements, officer's certificates, operating statements, reports of operations and operating plans) prepared by the Company and provided to directors and management of the Company after the date hereof;

     (g) as soon as reasonably practicable, send the notice to all holders of Options contemplated by section 1.5 herein and the Board of Directors shall take such actions as are required to cause such Options to terminate in accordance with section 1.5 herein;

     (h) not take any action or omit to take any action, or not permit the Subsidiary to take any action or omit to take any action, which would render, or which reasonably would be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect at any time prior to the date of the Effective Time if then made;

     (i) continue to file all documents or information required to be filed by the Company under applicable Securities Laws, in accordance with timelines prescribed under applicable Securities Laws and all such documents or information, when filed, shall comply as to form in all material respects with the requirements of applicable Securities Laws;

     (j) make or cooperate as necessary in the preparation of any exemption applications or orders and any other documents deemed reasonably necessary by the Company or the Offeror, acting reasonably, to discharge their respective obligations under Applicable Laws in connection with the Offer or as required under Securities Laws in order to permit the making or consummation of the Offer; and

     (k) provided the conditions of the Offer described in Schedule "B" have been satisfied or waived, deliver the certificate of the chief executive officer and chief financial officer contemplated in paragraphs (h) and (i) of Schedule "B".

3.3        NON-SOLICITATION

     (a) On and after the date hereof, except as expressly contemplated by this Agreement, the Company shall not, and shall cause its Subsidiary not to, directly or indirectly, through any officer, director, employee, investment banker, legal advisor, representative or agent of the Company or its Subsidiary:

           (i) solicit, initiate, knowingly encourage or facilitate (including by way of furnishing any confidential, non-public information or entering into any form of agreement, arrangement or understanding) the submission or initiation of any inquiries, proposals or offers regarding any merger, amalgamation, reorganization, consolidation, arrangement, business combination, recapitalization, take over bid, sale of all or a material portion of the assets of the Company or its Subsidiary on a consolidated basis (or any lease, long term supply agreement or other transaction having the same economic effect as a sale of such assets), liquidation, issue or sale of shares or rights or interests therein or thereto or similar transactions involving the Company or its Subsidiary from any person other than the Offeror (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL");

           (ii) engage in any negotiations concerning, or provide any confidential information to, or have any discussions with or otherwise cooperate with, any person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

           (iii) withdraw the Board of Directors' recommendation of the Offer or change such recommendation in a manner adverse to the Offeror; or

           (iv) approve or recommend any Acquisition Proposal or enter into any agreement related to any Acquisition Proposal,

           provided  that,   subject  to  sections  3.3(e)  and  4.4,  nothing
           contained in this section 3.3(a) or other provisions of this Agreement shall prevent the Company from considering, engaging in discussions or negotiations with a third party or providing information in respect of, or otherwise responding to, or negotiating, approving and recommending to the Shareholders, an unsolicited BONA FIDE written Acquisition Proposal that did not result from a breach of this Agreement that the Board of Directors shall have determined, in good faith, after consultation with its outside legal and financial advisors, is reasonably capable of being completed and would, if consummated in accordance with its terms, result in a transaction more favourable, from a financial point of view, to the Shareholders than the Offer or, if applicable, any amended or new Offer by the Offeror (any such Acquisition Proposal being referred to herein as a "SUPERIOR PROPOSAL") and the Board of Directors, after consultation with outside legal advisors, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties. Nothing in this section 3.3 will preclude the Company or its officers and Board of Directors from responding, within the time and in the manner required by the Applicable Laws, to any unsolicited take over bid made by way of offer and takeover bid circular made for the Shares or other securities of the Company.

     (b) The Company shall immediately cease and cause to be terminated any existing solicitations, encouragements, activities, discussions or negotiations with any parties (other than the Offeror) with respect to any Acquisition Proposal. Subject to section 3.3(e) below, the Company shall not allow or permit access to any data or information rooms regarding the Company except to the Offeror and its representatives and advisors. The Company agrees not to release or permit the release of any third party from or waive any confidentiality or standstill agreement to which the Company and such third party are a party (except to allow such third party to make an Acquisition Proposal to the Company).

     (c) Subject to section 3.3(e), the Company shall immediately cease to provide any party, other than the Offeror and PPC, with access to material non-public information concerning the Company and the Subsidiary with respect to any Acquisition Proposal.

     (d) The Company shall notify the Offeror promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for non-public information relating to the Company or its Subsidiary known by the Company to be in connection with any Acquisition Proposal or for access to the properties, books or records of the Company or any Subsidiary by any person or entity that may be considering making, or that has made, an Acquisition Proposal. Such notice to the Offeror shall be made at first orally and then promptly in writing, and shall indicate the identity of the person making such proposal, inquiry or contact and all material terms thereof and such other details of the proposal, inquiry or contact as the Offeror may reasonably request and which is in the possession of, or under the control of, the Company or its representatives or advisors. The Company shall keep the Offeror promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and will respond promptly to all reasonable inquiries by the Offeror with respect thereto.

     (e) In the event that the Board of Directors receives a request for material non-public information from a party in connection with a possible or actual unsolicited BONA FIDE Acquisition Proposal to the Company and the Board of Directors determines in good faith after consultation with its outside financial advisors and legal advisors that such proposal is likely to, if consummated in accordance with its terms, result in a Superior Proposal and the Board of Directors, after consultation with its outside legal advisors, determines in good faith that the failure to provide such party with access to such information would be inconsistent with its fiduciary duties, then, and only in such case, the Company may, subject to the execution of a confidentiality and standstill agreement substantially similar to that then in effect between the Company and the Offeror, provide such party with access to any information regarding the Company and its Subsidiary. The Offeror will be provided with any information related to the business of the Company provided to such person that was not previously provided to the Offeror in the Data Room Materials.

     (f) The Company shall ensure that the officers and directors of the Company and its Subsidiary and any investment bankers or other advisors, representatives or agents retained by the Company in connection with the transactions contemplated hereunder are aware of the provisions of this section 3.3, and the Company shall be responsible for any breach of this section 3.3 by any of such parties.

     (g)   Information   provided  under  section   3.3(d)  shall   constitute
           information which is subject to the Confidentiality Agreement.

3.4        ACCESS TO INFORMATION

     (a) From the date hereof until the earlier of the Expiry Time and the time this Agreement is terminated, and subject to the existing confidentiality agreement between the Company and PPC dated October 4, 2004 (the "CONFIDENTIALITY AGREEMENT"), the Company shall (and shall cause its Subsidiary to) afford the Offeror's officers, employees, counsel, accountants and other authorized representatives and advisors of PPC or the Offeror ("REPRESENTATIVES") access to information, confidential or otherwise, with respect to the Company and its Subsidiary and their respective businesses, assets and properties, including books, contracts and records as well as access to management personnel and employees, subject to such access not interfering with the ordinary conduct of the business of the Company and its Subsidiary. PPC, the Offeror and their Representatives will not contact any Agency (other than Agencies with registries or information available by request from members of the public), any employees of the Company or its Subsidiary, any supplier of the Company or its Subsidiary, or any third party who is a party to any agreement, arrangement or understanding under which the Company or its Subsidiary (or any of their assets) is bound or affected, without the prior written consent of the Company, which shall not be unreasonably withheld, and the Company shall (and shall cause its Subsidiary to) furnish promptly to the Offeror all information concerning its business, assets, properties and personnel as the Offeror may reasonably request.

     (b) Notwithstanding the foregoing, except as expressly provided for herein, the Company shall not be obligated to make available to the Offeror any of the Company's management or Board of Directors'
           materials relating to the assessment or evaluation of the transactions contemplated hereby or any alternative transaction (including any Acquisition Proposal proposed by any other person) nor any information supplied by any of its officers, directors, employees, financial advisors, legal advisors, auditors, representatives, agents or other advisors in connection therewith or any confidentiality agreement made between the Company and any other person in respect of any alternative transaction.

     (c) Without limiting the generality of the provisions of the Confidentiality Agreement, the parties acknowledge that all information provided under section 3.4(a), or otherwise pursuant to this Agreement or in connection with the transactions contemplated hereby, is subject to the Confidentiality Agreement, which shall remain in full force and effect notwithstanding any other provision of this Agreement or any termination of this Agreement. If any provision of this Agreement conflicts or is inconsistent with any provision of the Confidentiality Agreement, the provisions of this Agreement will supersede those of the Confidentiality Agreement but only to the extent of the conflict or inconsistency and all other provisions of the Confidentiality Agreement will remain in full force and effect.

     (d) Nothing in this section 3.4 shall require the Company or its Subsidiary to disclose information subject to a written confidentiality agreement with a third party or supplier specific or competitively sensitive information. For greater certainty, until the date on which the Offeror takes up and pays for Shares under the Offer, access to and exchange of supplier specific and competitively sensitive information ("CONFIDENTIAL DATA") as between the parties shall be limited to what is reasonably necessary for the purposes of securing all necessary regulatory approvals, the preparation and settlement of definitive documents and the consummation of the Offer and shall be limited such that the dissemination of Confidential Data shall be confined to the representatives of the parties and their counsel who have a need to know such information for such purposes and who agree to respect such confidentiality in their dealings with Confidential Data. In particular, with reference to access to and the sharing of Confidential Data of one party with representatives of the other party for purposes of preparing any filings or submissions in respect of any required regulatory approvals, the general principle which shall be applied is that such information shall be made available to, exchanged or shared with counsel to the parties rather than the parties or their representatives.

3.5        STRUCTURE OF TRANSACTION

           The Company shall use reasonable commercial efforts to co-operate with the Offeror in structuring the acquisition by the Offeror of the Company in a tax efficient manner provided that no such co-operation shall be required where such structuring shall have an adverse effect on the Company or cause any breach of or default under this Agreement by the Company or any other agreement, arrangement or understanding under which the Company or its Subsidiary (or any of their assets) is bound or affected.


                                   ARTICLE 4
                          FEES AND OTHER ARRANGEMENTS

4.1        NON-COMPLETION FEE - COMPANY

           If at any time after the execution of this Agreement:

     (a) the Board of Directors withdraws or modifies in a manner adverse to the Offeror any of its recommendations or determinations referred to in section 1.2 or resolves to do so prior to the Expiry Time;

     (b) the Board of Directors accepts or recommends any Acquisition Proposal or causes the Company to enter into any agreement related to any Acquisition Proposal;

     (c) the Board of Directors fails to reaffirm its unanimous recommendation that Shareholders accept the Offer by press release within a reasonable time after the public announcement or commencement of any Acquisition Proposal and having been requested to do so by the Offeror (or if the Offer is scheduled to expire, prior to the scheduled expiry of the Offer);

     (d) the Offer is not completed in accordance with the conditions set out in Schedule "B" as a result of the Company being in material default of any of its covenants or obligations contained in section 3.3;

     (e)   the Company  terminates this Agreement  pursuant to section 6.1(h);
           or

     (f) the Minimum Tender Condition in paragraph (a) of Schedule "B" has not been satisfied or waived at the Expiry Time and the Offeror has not elected to extend the Offer and:

           (i) an Acquisition Proposal has been publicly announced by any person (the "ACQUISITION PROPOSAL OFFEROR"), other than the Offeror, prior to the Expiry Time; and

           (ii)

                  (A) the Acquisition Proposal Offeror, or a person acting jointly or in concert with the Acquisition Proposal Offeror (within the meaning of that expression as used in the Applicable Laws) consummates an Acquisition Proposal prior to the expiration of 365 days following termination of this Agreement; or

                  (B) the Company enters into a definitive agreement with respect to an Acquisition Proposal with the Acquisition Proposal Offeror, or a person acting jointly or in concert with the Acquisition Proposal Offeror, prior to the expiration of 270 days following the termination of this Agreement, and thereafter consummates such Acquisition Proposal within 365 days of the termination of this Agreement;

(each of the above being a "FEE EVENT") then in any such case the Company shall pay to the Offeror $4.1 million (the "COMPANY BREAK FEE") in immediately available funds by way of bank draft or wire transfer. Such payment will be due (i) in the case of a Fee Event specified in sections 4.1(a), (b), (c) or
(d) within three business days after termination of this Agreement; (ii) in the case of a Fee Event specified in section 4.1(e), prior to the time of termination of this Agreement by the Company; or (iii) in the case of a Fee
Event specified in section 4.1(f), on the day of consummation of the transaction referred to therein. The Company shall not be obligated to make more than one payment pursuant to this section 4.1.


4.2        EXPENSE REIMBURSEMENT

     (a) If this Agreement is terminated by the Offeror upon the occurrence of an event contemplated in sections 6.1(c) and (k) herein, the Company shall pay $2.0 million to the Offeror in immediately available funds by way of bank draft or wire transfer no later than the third business day following the termination of this Agreement.

     (b) If this Agreement is terminated by the Offeror upon the occurrence of an event contemplated in section 6.1(f) herein, the Company shall issue an amount of Shares to the Offeror determined by dividing $2.0 million by the simple average of the daily volume weighted average price of one Share on each of the 10 trading days following the date on which the Expiry Time occurs. The daily volume weighted average price of the Shares shall be calculated with reference to the normal trading hours of the applicable trading day on the American Stock Exchange as reported by Bloomberg L.P., or if such report is not available, such other nationally recognized reporting source as is reasonably satisfactory to the Offeror and the Company. The Company shall issue such Shares to the Offeror no later than the third business day following the tenth trading day following the date on which the Expiry Time occurs.

     (c) If this Agreement is terminated by the Company upon the occurrence of an event contemplated in sections 6.1(b), (i) and (j) herein, the Offeror shall pay $2.0 million to the Company in immediately available funds by way of bank draft or wire transfer no later than the third business day following the termination of this Agreement.

4.3        EFFECT OF PAYMENTS

           Each party acknowledges that all of the payment amounts set out in this Article 4 (excluding section 4.2) are payments of liquidated damages which are genuine pre-estimates of the damages which the party entitled to such damages will suffer or incur as a result of the event giving rise to such damages and the resultant termination of this Agreement and are not penalties. Each Party irrevocably waives any right that it may have to raise as a defence that any such liquidated damages are excessive or punitive. For greater certainty, the parties agree that the payment of an amount pursuant to this
Article 4 (excluding section 4.2) is the sole monetary remedy of the party receiving such payment.

4.4        RIGHT TO MATCH SUPERIOR PROPOSAL

     (a) If, before the Expiry Time or termination of the Offer, the Board of Directors determines that an Acquisition Proposal is a Superior Proposal, the Company shall immediately notify the Offeror in writing thereof and provide to the Offeror a copy of the document evidencing such Superior Proposal, with such deletions thereto as are necessary to protect confidential portions of such Superior Proposal, provided that the material terms or conditions of the Superior Proposal may not be deleted.

     (b) Until the expiration of the five business day period after the Offeror is notified in writing as provided for in section 4.4(c), the Company shall not take any action to withdraw, modify or change its recommendation with respect to the Offer or to approve or implement or enter into any agreement to approve or implement such Superior Proposal.

     (c) The Company acknowledges and agrees that during the period ending five business days after the later of the date of such notification and the date the Offeror receives a copy of the document evidencing such Superior Proposal as described in section 4.4(a), the Offeror shall have the opportunity, but not the obligation, to offer to amend the terms of the Offer and this Agreement. The Board of Directors shall review any offer by the Offeror to amend the terms of the Offer and this Agreement in order to determine, in good faith and in accordance with its fiduciary duties, whether the Offeror's offer to amend the Offer and this Agreement would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the Offer and this Agreement. If the Board of Directors so determines, the Company and the Offeror shall amend this Agreement to reflect such offer and the Company shall not take any action to withdraw, modify or change its recommendation with respect to the Offer, as amended, or to approve or implement or enter into any agreement to approve or implement such Acquisition Proposal. If the Offeror does not offer to amend the terms of the Offer and this Agreement or the Board of Directors does not make the determination referred to above, the Company shall be entitled to terminate this Agreement and enter into an agreement in respect of the Superior Proposal or withdraw, modify or change its recommendation concerning the Offer and recommend the Superior Proposal, as applicable, provided that it shall forthwith pay to the Offeror the payment contemplated by section 4.1.

     (d) The Board of Directors shall promptly reaffirm its recommendation of the Offer by press release after: (i) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) the Board of Directors determines that a proposed amendment to the terms of the Offer would result in the Acquisition Proposal not being a Superior Proposal, and the Offeror has so amended the terms of the Offer.


                                   ARTICLE 5
                               MUTUAL COVENANTS

5.1        CONSULTATION

           The parties shall jointly issue a press release following the execution of this Agreement relating to the terms of the Offer and this Agreement. Thereafter, the parties agree to consult with each other in issuing any subsequent press releases or otherwise making public statements with respect to the Offer and in making any filings with any federal, provincial or state governmental or regulatory agency or with any securities exchange with respect thereto. Subject to the requirements of the Applicable Laws, each party shall use its commercially reasonable efforts to enable the other party to review and consent to all such press releases prior to release thereof.

5.2        FURTHER ASSURANCES

           Subject to the terms and conditions herein, the parties agree to use their respective reasonable commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate the transactions contemplated by this Agreement and the Offer, including the execution and delivery of such documents as the other party may reasonably require, and using commercially reasonable efforts to effect all necessary registrations, filings and submissions requested by governmental authorities. Each of the Offeror and the Company will, and the Company will cause its Subsidiary to, use their commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to material loan agreements, leases and other contracts or agreements (including, in particular but without limitation, the agreement of any persons as may be required pursuant to any material agreement, arrangement or understanding relating to the Company's operations), (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, provincial or foreign law or regulations with respect to this Agreement or the Offer, (iii) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby or by the Offer, and (iv) to fulfil all conditions and satisfy all provisions of this Agreement and the Offer.


                                   ARTICLE 6
                        TERMINATION, AMENDMENT & WAIVER

6.1        TERMINATION

           This Agreement (other than the provisions of sections 3.3(f), 3.4(c), 4.1, 4.2 and 4.3 which shall survive any such termination) may be terminated at any time prior to the first date on which the Offeror takes up and pays for Shares under the Offer:

     (a)   by agreement in writing executed by the Offeror and the Company;

     (b) by the Company at any time by written notice to the Offeror if the Offeror is in default of any material covenant or obligation under this Agreement or any representation or warranty of the Offeror in this Agreement is untrue or incorrect in any material respect, and such default or inaccuracy is not curable, or if curable, is not cured by the earlier of the date which is ten business days from the date of written notice of such breach and the Expiry Time;

     (c) by the Offeror at any time by written notice to the Company if the Company is in default of any material covenant or obligation under this Agreement or any representation or warranty of the Company in this Agreement is untrue or incorrect where such inaccuracies in the representations and warranties, individually or in the aggregate, would have a Material Adverse Effect on the Company, and such default or inaccuracy is not curable, or if curable, is not cured by the earlier of the date which is ten business days from the date of written notice of such breach and the Expiry Time;

     (d) by either party after the 75th day after the date the Offer is mailed to the Shareholders by written notice to the other party if the Offeror has not purchased any Shares pursuant to the Offer, otherwise than as a result of the breach by the party wishing to terminate this Agreement of any material covenant or obligation under this Agreement or as a result of any representation or warranty of such party in this Agreement being untrue or incorrect in any material respect; provided, however, that if the taking up and payment by the

           Offeror for Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for the Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Company or the Offeror pursuant to this section 6.1(d) until the earlier of (i) the 90th day after the date the Offer is mailed to the Shareholders and (ii) the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable; and provided further, however, that this Agreement shall not be terminated by the Offeror pursuant to this section 6.1(d) if all of the conditions of the Offer have been satisfied or waived;

     (e) by the Offeror if any condition of the Offer set forth in Schedule B, other than the Minimum Tender Condition, has not been satisfied or waived at the Expiry Time (other than as a result of the Offeror's default hereunder) and the Offeror has not elected to waive such condition or extend the Offer;

     (f) by the Offeror if the Minimum Tender Condition has not been satisfied at the Expiry Time (other than as a result of the Offeror's default hereunder) and the Offeror has not elected to waive such condition;

     (g)   by the Offeror  upon the  occurrence  of a Fee Event  specified  in section 4.1(a);

     (h)   by the Company pursuant to section 4.4(c);

     (i) by the Company if the Offeror does not mail the Offer within the time contemplated by section 1.1(a) (other than a failure to mail as a result of a condition in section 1.1(g) not being satisfied); or

     (j)   by the Company if:

           (i) the terms or conditions of the Offer are amended so as to conflict in any material respect with the provisions of this Agreement; or

           (ii) the Offer having expired and all of the conditions thereto having been satisfied or waived, the Offeror has not purchased or taken up and paid for the Shares deposited and not withdrawn under the Offer as required under the terms of the Offer or the Applicable Laws; or

     (k) by the Offeror if the conditions in section 1.1(g) are not satisfied or waived prior to the latest date the Offer is required to be mailed pursuant to section 1.1(a) other than as a result of the Offeror's default hereunder.

6.2        EFFECT OF TERMINATION

           If this Agreement is terminated as provided in section 6.1 above, it shall, except for the payment obligations, if any, pursuant to sections 4.1, 4.2 and 4.4 and obligations of confidentiality in sections 3.3(g) and 3.4(c), become void and of no further force and effect and no party shall have any further liability or obligation to the other party hereunder.

6.3        AMENDMENT OR WAIVER

           This Agreement may be amended, modified or superseded, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by written instrument executed by each of the parties hereto; provided, however, that either of the Company or the Offeror may in its discretion waive a condition herein which is solely for its benefit without the consent of the other. No waiver of any nature, in any one or more instances, shall be deemed or construed as a further or continued waiver of any condition or any breach of any other term, representation or warranty in this Agreement.


                                   ARTICLE 7
                                 MISCELLANEOUS

7.1        HEADINGS AND REFERENCES

           The division of this Agreement into articles, sections and the insertion of descriptive headings are for convenience of reference only and do not control or affect the meaning, interpretation or construction of any provisions of this Agreement. Unless otherwise specified, references to articles or sections are to articles and sections of this Agreement.

7.2        NUMBER AND PERSONS

           In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental board, agency or instrumentality thereof).

7.3        NOTICES

           All notices or other communications which are permitted or required hereunder shall be communicated confidentially and in writing and shall be sufficient if delivered personally, or sent by confidential facsimile addressed as follows:

     To the Offeror:

                  PPC Canada Enterprises Corp.
                  2500 - 700 West Georgia Street
                  Vancouver, B.C.
                  V7Y 1B3
                  Facsimile:  604-661-9349
                  Attention:  Cameron G. Belsher

     To PPC:

                  Pan Pacific Copper Co., Ltd.
                  7th Floor Toranomon-NN-Building
                  21-17 Toranomon 1-chome, Minato-ku,
                  Tokyo 105-0001, Japan
                  Facsimile:  +81-3-5501-3686
                  Attention:  Toshitaka Nakamura

     In each case, with a copy to:

                  Farris, Vaughan, Wills & Murphy LLP
                  2500 - 700 West Georgia Street
                  Vancouver, B.C.
                  V7Y 1B3
                  Facsimile:  604-661-9349
                  Attention:  Cameron G. Belsher

     To the Company:

                  Regalito Copper Corp.
                  1550 - 625 Howe Street
                  Vancouver, BC
                  V6C 2T6
                  Facsimile: (604) 687-0147
                  Attention:  Robert P. Pirooz

     With a copy to:

                  Borden Ladner Gervais LLP
                  1200 Waterfront Centre
                  200 Burrard Street, P.O. Box 48600
                  Vancouver, BC
                  V7X 1T2
                  Facsimile:  (604) 687-1415
                  Attention:  Fred R. Pletcher

7.4        ENTIRE AGREEMENT

           This Agreement, together with the Confidentiality Agreement, supersede all prior agreements, commitments, arrangements or understandings between the parties hereto with respect to the subject matter hereof and constitute the entire agreement between the parties with respect to the subject matters hereof.

7.5        ASSIGNMENT

           This Agreement and the rights, interests and obligations hereunder shall not be assignable by either party without the prior written consent of the other party.

7.6        EXPENSES

           Except as otherwise provided in sections 4.1 and 4.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Offer is consummated. The Company represents and warrants that, except for Bear, Stearns & Co. Inc. and ASSET-Chile, no broker, finder or investment banker retained by the Company is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer. The Offeror acknowledges that the Company has provided the Offeror an opportunity to review a correct and complete copy of all agreements between the Company and each of its financial advisors as are in existence as at the date hereof. The Company covenants not to amend the terms of any such agreements relating to the payment of fees and expenses with respect to the Offer without the prior written approval of the Offeror.

7.7        REMEDIES

           The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or restraining order to remedy or prevent non-compliance or breaches with the terms of this Agreement and to enforce specifically the terms and provisions hereof in any court of the Province of British Columbia having jurisdiction; provided that, subject to the other provisions of this Agreement, such remedies shall be in addition to, and not in substitution for, any other remedy to which the parties may be entitled at law or in equity.

7.8        CHOICE OF LAW

           This Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction).

7.9        CURRENCY

           Except as expressly indicated otherwise, all sums of money referred to in this Agreement are expressed and shall be payable in United States dollars.

7.10       SCHEDULES

           The following are the Schedules and Exhibit to this Agreement, which form an integral part hereof:

           Schedule "A"   -    Definitions

           Schedule "B"   -    Conditions of the Offer

           Schedule "C"   -    Representations and Warranties of the Offeror

           Schedule "D"   -    Representations and Warranties of the Company

           Schedule "E"   -    Subsidiary

           Schedule "F"   -    Schedule of Options

           Schedule "G"   -    Form of Indemnity


7.11       THIRD PARTIES

           Nothing contained in this Agreement shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto, or a successor or permitted assign of such a party; provided however, that the parties hereto specifically acknowledge that the provisions of section 1.6 are intended to be for the benefit of, and shall be enforceable by, the employees, officers and directors of the Company and its Subsidiary affected thereby and their heirs and representatives.

7.12       NO PERSONAL LIABILITY

     (a) No director, officer or employee of the Company shall have any personal liability to the Offeror under this Agreement.

     (b) No director, officer or employee of the Offeror shall have any personal liability to the Company under this Agreement.



                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

7.13       COUNTERPARTS

           This Agreement may be executed in any number of counterparts, and delivered by facsimile or otherwise, and each such counterpart shall be deemed to be an original instrument but all such counterparts together shall constitute but one Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in Tokyo, Japan on their behalf as of the date first written above.


                                               PPC CANADA ENTERPRISES CORP.


                                               By: /s/ Eiji Kato
                                                   ---------------------------


SIGNED BY PAN PACIFIC COPPER CO., LTD.         PAN PACIFIC COPPER CO., LTD.
IN THE PRESENCE OF NIPPON MINING &
METALS CO., LTD.


By: /s/ Masanori Okada                         By: /s/ Takeshi Kurushima
    ---------------------------------              ---------------------------


SIGNED BY PAN PACIFIC COPPER CO., LTD.
IN THE PRESENCE OFMITSUI MINING &
SMELTING CO., LTD.


By: /s/ Tatsuo Sunaga
    ---------------------------------

                                               REGALITO COPPER CORP.


                                               By: /s/ Ross Beaty
                                                   ---------------------------

                                  SCHEDULE "A"
                              TO SUPPORT AGREEMENT

                                   DEFINITIONS

"ACQUISITION PROPOSAL" has the meaning set out in section 3.3(a).

"AFFILIATE" shall have the meaning attributed to it under the BUSINESS CORPORATIONS ACT (British Columbia).

"AGENCY"  means any  domestic  or foreign  government,  court or  tribunal  or governmental department, agency or other regulatory authority or administrative agency or commission or any elected or appointed public official.

"AGREEMENT" means this Agreement including the Schedules hereto.

"APPLICABLE LAWS" means the BUSINESS CORPORATIONS ACT (British Columbia), the securities legislation of the United States of America, the states thereof and each province and territory of Canada, the rules, regulations and forms made or promulgated under any such legislation, and the published policies, bulletins and notices of the regulatory authorities administering any such legislation and the rules, regulations, bylaws and policies of the Toronto Stock Exchange and the American Stock Exchange, as any of the foregoing may be amended from time to time.

"BOARD OF DIRECTORS" means the board of directors of the Company or a duly constituted committee thereof.

"BUSINESS DAY" means any day other than a Saturday, Sunday or a day observed as a holiday in Vancouver, British Columbia or a day on which Canadian chartered banks in Vancouver, British Columbia are not generally open for business during normal business hours.

"COMPANY" means Regalito Copper Corp., a corporation existing under the laws of British Columbia.

"COMPANY BREAK FEE" has the meaning set out in section 4.1.

"COMPANY'S DISCLOSURE DOCUMENTS" means the Company's Management Information Circular and Form of Proxy dated April 9, 2005, Annual Information Form for the year ended December 31, 2004 and Management's Discussion and Analysis contained in the Company's 2004 Annual Report, financial statements contained in the Company's 2004 Annual Report, and all interim financial statements, interim Management's Discussion and Analysis and material change reports filed pursuant to the Applicable Laws since December 31, 2004.

"CONTRACT" means any contract, commitment or understanding (including any lease, license, loan agreement, guarantee, security, indemnity, indenture or other instrument), whether written or oral.

"DATA ROOM MATERIALS" means the documents and other information disclosed in writing to the Offeror by the Company on or prior to the date of this Agreement as identified in the Disclosure Letter of the Company.

"DIRECTORS' CIRCULAR" means the directors' circular of the Board of Directors relating to the Offer, as amended from time to time.

"DISCLOSURE LETTER OF THE COMPANY" means the letter of the Company dated the date of this Agreement and delivered by the Company to the Offeror and PPC concurrently herewith.

"EFFECTIVE TIME" has the meaning set out in section 3.1.

"ENCUMBRANCE"  means  any  lien,  charge,  title  retention  right,   security
interest,  pledge,   hypothecation  or  encumbrance  of  any  nature  or  kind
whatsoever.

"EXPIRY TIME" has the meaning set out in section 1.1(b).

"FEE EVENT" has the meaning set out in section 4.1.

"GAAP" means generally accepted accounting principles in Canada.

"LOSSES" means, in respect of any matter, all claims, demands, proceedings, losses, damages, liabilities, liabilities for Taxes, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter.

"MATERIAL ADVERSE CHANGE" means, (a) any change, effect, event or occurrence that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the validity or enforceability of this Agreement, or (b) with respect to a person, any change, effect, event or occurrence that, individually or in the aggregate, is, or would reasonably be expected to be, material and adverse to the business, operations, financial condition, assets or liabilities (contingent or otherwise) of such person and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence (i) in or relating to general political, economic or financial conditions, including in Canada, the United States or Chile, (ii) in or relating to the state of securities markets in general, including any reduction in market indices,
(iii) in or relating to currency exchange rates, (iv) in or relating to the industries in which such person operates in general or the market for copper in general, (v) reasonably attributable to the announcement of this Agreement and the transactions contemplated hereby, (vi) in or relating to the trading price of the Shares, (vii) in or relating to generally accepted accounting principles or regulatory accounting requirements, or (vii) in or relating to any laws, bylaws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions, judgments or other requirements of any Agency of general application or any interpretation thereof by any Agency.

"MATERIAL ADVERSE EFFECT" means, (a) any effect of a Material Adverse Change on the validity or enforceability of this Agreement or (b), with respect to a person, any effect of a Material Adverse Change on such person.

"OFFER" has the meaning set out in section 1.1(a).

"OFFEROR" means PPC Canada Enterprises Corp., a company existing under the laws of British Columbia.

"OPTION" means an option to purchase Shares granted by the Company pursuant to its stock option plan or other employee compensation arrangement.

"OPTIONHOLDER" means a holder of an Option.

"PERSON" includes an individual, corporation, incorporated or unincorporated association, syndicate or organization, partnership, limited partnership, limited liability company, joint venture, association, joint stock company, trust, trustee, executor, administrator or other legal representative or other entity.

"PPC" means Pan Pacific Copper Co., Ltd.

"SECOND-STEP TRANSACTION" has the meaning set out in section 1.4(b).

"SECURITIES LAWS" means the Securities Act (British Columbia) and the equivalent laws in the other provinces of Canada and the securities laws of the United States of America and the states thereof, and the published rules, regulations and policies of any Agency administering any such laws, as well as the rules, regulations, by-laws and policies of the Toronto Stock Exchange and the American Stock Exchange, in each case as now in effect and as they may be amended from time to time prior to the Effective Time.

"SHARES" means common shares without par value in the capital of the Company as constituted on the date hereof.

"SHAREHOLDERS" means the holders of the Shares.

"SUBSIDIARY" means, in relation to a party, a body corporate that is a subsidiary of such party within the meaning of the BUSINESS CORPORATIONS ACT (British Columbia) and "SUBSIDIARIES" means, in relation to such party, all of such bodies corporate and in the case of the Company includes, without limitation, Minera Lumina Copper Chile S.A.

"SUPERIOR PROPOSAL" has the meaning set out in section 3.3(a).

"TAXES" means all taxes, however denominated, including any interest, penalties or other additions that may become payable in respect thereof, imposed by any government or governmental body, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and provincial income taxes), capital taxes, payroll and employee withholding taxes, unemployment insurance, social insurance taxes (including Canada Pension Plan payments), sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipt taxes, business licence taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers compensation, pension assessment and other governmental charges and other obligations of the same or of a similar nature to any of the foregoing, which the Company or its Subsidiary is required to pay, withhold or collect.

                                  SCHEDULE "B"
                              TO SUPPORT AGREEMENT

                             CONDITIONS OF THE OFFER

         The Offeror shall have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, any Shares deposited thereunder if any of the following conditions are not satisfied or waived by the Offeror at or prior to the Expiry Time:

         (a) there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Shares that constitute not less than 66?% of the outstanding Shares on a fully diluted basis, excluding the Shares held by the Offeror and its affiliates (the "Minimum Tender Condition");

         (b) all governmental and regulatory approvals, orders, rulings, exemptions and consents (including, without limitation, those of any stock exchange or securities or other regulatory authorities) the failure of which to obtain:

                  (i) would have a Material Adverse Effect on the Offeror or the Company, as the case may be, shall have been obtained on terms and conditions that would not have a Material Adverse Effect on the Offeror or the Company; and

                  (ii) would prevent the Offeror from proceeding with the Offer or would impose material limitations or conditions on the purchase by or the sale to the Offeror of the Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Shares or the Offeror's ability to effect a Second-Step Transaction, shall have been obtained on terms and conditions that would not prevent the Offeror from proceeding with the Offer or that would not impose material limitations or conditions on the purchase by or the sale to the Offeror of the Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Shares or the Offeror's ability to effect a Second-Step Transaction, including, without limiting the generality of the foregoing,
                  (y)  the  relevant  waiting  period  in  section  123 of the
                  COMPETITION ACT (Canada) shall have expired and (i) an advance ruling certificate ("ARC") pursuant to section 102 of the COMPETITION ACT (Canada) shall have been issued by the Commissioner of Competition (the "COMMISSIONER")
                  appointed under that Act; or (ii) a "no action" letter indicating that the Commissioner has determined not to make an application for an order under section 92 of the COMPETITION ACT (Canada) shall have been received from the Commissioner, and any terms and conditions attached to any such letter would not have a Material Adverse Effect on either the Offeror or the Company as determined by the Offeror in its sole judgment, acting reasonably; or (iii) in the event that no ARC or "no action" letter is issued, there shall be no threatened or actual application by the Commissioner for an order under section 92 or 100 of the COMPETITION ACT (Canada) in respect of the transactions contemplated hereby which would have a Material Adverse Effect on either the Offeror or the Company, as determined by the Offeror in its sole judgment, acting reasonably, and
                  (z) the waiting period, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), shall have expired or terminated, or Offeror shall have been reasonably satisfied that the transactions contemplated by this Support Agreement are not subject to the reporting and notification requirements of the HSR Act;

         (c) no act, action, suit or proceeding shall have been threatened or taken before or by any domestic or foreign court or tribunal or governmental agency or other regulatory authority, stock exchange or administrative agency or commission or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States of America or elsewhere, whether or not having the force of law and no law, regulation or policy shall have been proposed, enacted, promulgated or applied:

                  (i) which has the effect or may have the effect to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of the Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Shares; or

                  (ii) which, if the Offer were consummated, would have a Material Adverse Effect on the Company or the Offeror or impose material limitations or conditions on the Offeror's ability to effect a Second-Step Transaction;

         (d) there shall not exist any prohibition at law against the Offeror making the Offer or taking up and paying for any Shares deposited under the Offer or completing a Second-Step Transaction;

         (e) since the announcement of the Offer, the Company and its Subsidiary shall not have taken or proposed to take any action that has not been publicly disclosed prior to announcement of the Offer, or publicly disclosed that they intend to take any action prior to the announcement of the Offer, and the Offeror shall not have otherwise learned of any previous action taken by the Company or its Subsidiary which had not been publicly disclosed prior to the announcement of the Offer, that would have a Material Adverse Effect on the Company or that would prevent the Offeror from proceeding with the Offer or that would impose material limitations or conditions on the purchase by or the sale to the Offeror of the Shares under the Offer or the right of the Offeror to own or exercise full rights of ownership of the Shares or the Offeror's ability to effect a Second-Step Transaction;

         (f) there shall not have occurred any Material Adverse Effect on the Company;

         (g) all of the Options shall have been either exercised or otherwise terminated in accordance with the terms of the Company's stock option plan or this Agreement;

         (h) representations and warranties of the Company qualified by references to materiality or to Material Adverse Effect shall be true and correct, and all representations and warranties not qualified by materiality or to Material
                  Adverse Effect shall be true and correct in all material respects, and in either case, as if made on and as of the date of the Effective Time (except for representations and warranties that speak as of a specific date which shall speak of that date only) and the Offeror shall have received a certificate of the chief executive officer and chief financial officer of the Company (in each case without personal liability) addressed to the Offeror and dated as of the date of the Effective Time confirming the same;

         (i) the Company shall have complied in all material respects with all covenants that are to be complied with at or before the date of the Effective Time, and the Offeror shall have received a certificate of the chief executive officer and chief financial officers of the Company (in each case without personal liability) addressed to the Offeror and dated as of the date of the Effective Time confirming the same;

         (j) the Offeror shall have received a legal opinion from Cariola Diez Perez-Cotapos as to the current lawful status of the Company's Subsidiary's title, according to the laws of Chile, to (i) the mineral claims comprising the Regalito copper property in Chile (the "REGALITO PROPERTY"), (ii) the mineral claims comprising the Nemesis copper property in Chile, (iii) the surface rights substantially covering the Regalito Property, (iv) the water rights of 439.5 lts./sec. in aggregate, along with other water rights the Company owns in connection with the Regalito Property and (v) such other ancillary property rights such as easements or rights of way as the Company owns in connection with the Regalito Property, in form and substance satisfactory to the Offeror, acting reasonably; and

         (k) this Agreement shall not have been terminated by the Offeror or the Company in accordance with its terms.

                                  SCHEDULE "C"
                              TO SUPPORT AGREEMENT

                  REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

(a) ORGANIZATION AND QUALIFICATION. The Offeror has been duly incorporated and is validly existing as a company under the laws of British Columbia and has full corporate power and authority to own its assets and conduct its business as now owned and conducted.

(b) AUTHORITY RELATIVE TO THIS AGREEMENT. The Offeror has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Offeror and the consummation by the Offeror of the transactions contemplated by this Agreement, including, without limitation, the making of the Offer and the taking up of and payment for Shares thereunder, have been duly authorized by all requisite corporate action on the part of the Offeror and no other corporate proceedings on the part of the Offeror are necessary to authorize this Agreement and the transactions contemplated hereby, including, without limitation, the making of the Offer and the taking up of and payment for Shares thereunder. This Agreement has been duly executed and delivered by the Offeror and constitutes a legal, valid and binding obligation of the Offeror, enforceable against the Offeror in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally. The execution and delivery by the Offeror of this Agreement and the performance by it of its obligations hereunder, including, without limitation, the making of the Offer and the taking up of and payment for Shares thereunder, will not result in a violation or breach of any provision of its constating documents or any resolutions of its directors and shareholders or a material violation or breach of any applicable law, or, to its knowledge, any regulation, order, judgment or decree (subject to obtaining the consents referred to below) or any agreement, arrangement or understanding to which it or its Subsidiary is a party or by which its or any of their properties are bound.

(c)      APPROVALS.  Other than in connection  with or in compliance  with the provisions of the COMPETITION ACT (Canada), the HSR Act (if applicable) and the Applicable Laws, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by the Offeror of its obligations under this Agreement, including, without limitation, the making of the Offer and the taking up of and payment for Shares thereunder, except for such authorizations, consents, approvals and filings the failure to obtain or make which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(d) ACTIONS. There are no claims, actions, proceedings, suits, investigations or reviews pending or, to the best of the knowledge of the Offeror, threatened against the Offeror or its Subsidiary or any of its or their properties or assets by or before any domestic or foreign government, court or tribunal or government department, agency or other regulatory authority or administrative agency or commission or any elected or appointed public official or existing facts or conditions which may reasonably be expected, individually or in the aggregate, to be a proper basis for claims, actions, proceedings, suits, investigations or reviews that, either individually or in the aggregate, could prevent or hinder the consummation of the transactions contemplated hereby, including, without limitation, the making of the Offer and the taking up of and payment for Shares thereunder.

(e) FINANCING. The Offeror has made adequate arrangements to ensure that the required funds are available to effect payment in full for all of the Shares to be acquired pursuant to the Offer.

(f) INFORMATION IN THE OFFER DOCUMENTS. The Offer Documents will comply in all material respects with the provisions of applicable Securities Laws and, on the date first published or sent or given to the Shareholders, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that Offeror makes no representation or warranty with respect to information furnished by the Company expressly for inclusion in the Offer Documents.

(g) COMPLIANCE WITH APPLICABLE LAWS. To the best of its knowledge, the Offeror has complied with all Applicable Laws in connection with this Agreement and the transactions contemplated hereby.

                                  SCHEDULE "D"
                              TO SUPPORT AGREEMENT

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

(a) ORGANIZATION AND QUALIFICATION. The Company is validly existing as a company under the BUSINESS CORPORATIONS ACT (British Columbia) and has full corporate power and authority to own its property and conduct its businesses as currently owned and conducted. The Company and its Subsidiary are duly qualified to carry on business, and are in good-standing, in each jurisdiction in which the character of their properties, owned or leased, or the nature of their activities makes such qualification necessary, except where the failure to be so qualified or in good standing will not have a Material Adverse Effect on the Company.

(b) CAPITALIZATION. The authorized capital of the Company consists of an unlimited number of Shares and as at 12:00 hours, Tokyo time, on March 14, 2006: (i) 21,922,442 Shares are issued and outstanding as fully paid and non-assessable shares in the capital of the Company; and (ii) there are outstanding Options issued under the Company's stock option plan (at the prices and to the persons set out in Schedule "F" hereto), providing for the issuance of 950,000 Shares upon the exercise thereof. Except for the rights of the parties and the securityholders of the Company under this Agreement and the transactions contemplated herein, the Options described in Schedule "F" and except as disclosed in the Data Room Materials, there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of the Company to issue, sell or acquire any securities of the Company or securities or obligations of any kind convertible into or exchangeable for any securities of the Company or any other person, nor are there outstanding any stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments based upon the share price, book value, income or any other attribute of the Company.

(c) SUBSIDIARY. The only Subsidiary of the Company and the jurisdiction of its incorporation is set out in Schedule "E" hereto. Such Subsidiary has been duly formed and organized and is validly existing under applicable law and has full power to own its property and conduct its businesses as currently owned and conducted. All of the outstanding shares and other ownership interests of the Subsidiary described in such Exhibit are validly issued, fully paid and non-assessable and all securities and other ownership interests owned directly or indirectly by the Company are owned free and clear of all Encumbrances, except as set out in the Company's Disclosure Documents or disclosed in the Data Room Materials. There are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Company or its Subsidiary to issue, sell or acquire any securities of that Subsidiary or securities or obligations of any kind convertible into or exchangeable for securities or other ownership interests of that Subsidiary or any other person. There are no outstanding stock appreciation rights, equity or similar rights, agreements, arrangements or commitments based on the book value, income or any other attribute of the Subsidiary.

(d) AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has the requisite corporate power and authority to enter into this Agreement and all documents and agreements contemplated herein to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company has been duly authorized by the Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereunder. This agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable by the Offeror against the Company in accordance with its terms, subject to the availability of equitable remedies and the enforcement of creditors' rights generally.

         Except as disclosed in the Data Room Materials, the execution and delivery by the Company of this Agreement and performance by it of its obligations hereunder and the transactions contemplated hereby, including, but not limited to, the making of the Offer by the Offeror, the taking up and payment for Shares deposited thereunder and any subsequent Second-Step Transaction carried out and consummated in accordance with the Applicable Laws, will not result in:

         (i) a violation or breach of any provision of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, shot-gun, acceleration or cancellation of or under,

                  (1)      its  constating  documents or any resolution of its
                           directors   or   shareholders   or   those  of  its
                           Subsidiary;

                  (2) any applicable law or, to its knowledge, any regulation, order, judgment or decree (subject to obtaining the authorizations, consents and approvals referred to in paragraph (e)); or

                  (3) any agreement, arrangement or understanding to which it or its Subsidiary is a party or by which any of them or their properties is bound or affected that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company;

         (ii) the imposition of any Encumbrance upon any of its assets or the assets of its Subsidiary that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on the Company; or

         (iii) the obligation on the Company to make any "change of control" payment or other similar obligation.

(e) APPROVALS. Other than in connection with or in compliance with the provisions of the COMPETITION ACT (Canada), Investment Canada Act, the HSR Act (if applicable) and the Applicable Laws, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary for the consummation by the Company of its obligations under this Agreement, except for such authorizations, consents, approvals and filings the failure by any party to obtain or make which would not, individually or in the aggregate, prevent or materially delay the consummation of the transactions contemplated hereunder.

(f) FINANCIAL STATEMENTS AND DISCLOSURE DOCUMENTS. The audited financial statements of the Company prepared on a consolidated basis, for and as at the year ended December 31, 2004, have been prepared in accordance with generally accepted accounting principles including those recommended in the handbook of the Canadian Institute of Chartered Accountants applied on a consistent basis and fairly present the consolidated financial position of the Company and its Subsidiary as at the respective dates thereof and the consolidated results of their operations and the changes in their financial position for the periods indicated therein. The Company has filed with the appropriate Agency true and complete copies of all forms, reports, schedules, statements and other documents required to be filed by it under the Applicable Laws. The Company's Disclosure Documents were, as of their respective dates, in compliance in all material respects with the Applicable Laws and did not, when filed, contain a "misrepresentation" within the meaning of the Applicable Laws and complied in all material respects with the requirements of Applicable Laws and make full disclosure of and provision for all material actual and contingent liabilities.

(g) ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2004, except as contemplated by this Agreement and except as has been disclosed in the Company's Disclosure Documents filed prior to the date of this Agreement or disclosed in the Data Room Materials:

         (i) each of the Company and its Subsidiary has conducted its business only in the ordinary course of business consistent with past practice;

         (ii) no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to the Company and its Subsidiary, taken as a whole, has been incurred other than in the ordinary course of business consistent with past practice;

         (iii) there has not been any Material Adverse Change with respect to the Company; and

         (iv) as of the date of this Agreement, there are no material change reports filed on a confidential basis with any Agency which remain confidential.

(h) DISCLOSURE. The Company has not failed to disclose in the Company's Disclosure Documents or to the Offeror in writing on or prior to the date of this Agreement, any information regarding any event, circumstance or action taken or failed to be taken since December 31, 2004 within the knowledge of the Company and not within the knowledge of the Offeror as at the date of this Agreement which could reasonably be expected to have a Material Adverse Effect on the Company. Without limitation, except as disclosed in writing to the offeror on or prior to the date of this Agreement and except as set forth in the Company's Disclosure Documents that have been filed prior to the date of this Agreement pursuant to the Applicable Laws:

         (i) none of the Company nor its Subsidiary has become a party to any written or oral agreement providing for severance or termination payments to, or any employment agreement with, any person;

         (ii) except as contemplated pursuant to this Agreement, none of the Company nor its Subsidiary has incurred any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that, either individually or in the aggregate, are material to the Company and its Subsidiary, taken as a whole, except those incurred in the ordinary course of business and consistent with past practices;

         (iii) there have been no claims, actions, proceedings, suits, investigations or reviews and, to the best of the Company's knowledge, no facts or conditions have arisen which may reasonably be expected, individually or in the aggregate, to be a proper basis for claims, actions, proceedings, suits, investigations or reviews, commenced or, to the best of the knowledge of the Company, threatened against the Company or its Subsidiary or any of their properties by or before any Agency that, either individually or in the aggregate, if adversely determined would have a Material Adverse Effect on the Company nor is the Company aware of any basis for any such claim, action, proceeding, suit, investigation or review; and

         (iv) none of the Company nor its Subsidiary nor any of their properties has been the subject of a judgement, order, writ, injunction or decree that has had, or could reasonably be expected to have, a Material Adverse Effect on the Company.

(i) COMPLIANCE. Except for any conflicts, defaults or violations that could not, individually or in the aggregate (taking into account the impact of any cross defaults), reasonably be expected to have a

         Material Adverse Effect on the Company, none of the Company nor its Subsidiary is in conflict with, or in default (including cross defaults) under or in violation of:

         (i) its constating documents or any resolutions of its directors or shareholders;

         (ii) any law, rule, regulation, order, permit, judgement or decree applicable to it or by which any of its properties is bound or affected; or

         (iii) any agreement, arrangement or understanding to which it is a party or by which any of its properties is bound or affected.

(j) PROPERTY. Each of the Company and its Subsidiary has good and sufficient right and title to or is entitled to the benefits of all of its properties and assets (real and personal, tangible and intangible, including leasehold interests) including all the properties and assets reflected in the balance sheet forming part of the financial statements referred to above, except as indicated in the notes thereto, together with all additions thereto and less all dispositions thereof in the ordinary course of business consistent with past practice, and such properties and assets are not subject to any Encumbrance or defect in title of any kind except those Encumbrances expressly permitted by the terms of any financing or security agreement to which the Company or its Subsidiary is a party or as is reflected in the balance sheets forming part of such financial statements and in the notes thereto and except where the failure to have such title, or the existence of such Encumbrance or defects in title, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Each of the Company and its Subsidiary may enter into and upon and hold and enjoy the properties owned or leased by them for the residue of such properties' respective terms for their own use and benefit without any lawful interruption of or by any other person.

(k) MINERAL RESERVES AND RESOURCES. The proven and probable mineral reserves and mineral resources for various mineral properties in which the Company or its Subsidiary holds an interest, as set forth in the Company's Disclosure Documents, were prepared in accordance with sound mining, engineering, geoscience and other applicable industry standards and practices, and in accordance with requirements of National Instrument 43-101, STANDARDS OF DISCLOSURE FOR MINERAL PROJECTS and were, at such date, true and correct in all material respects.

(l) TAX MATTERS. Each of the Company and its Subsidiary has filed all tax returns required to be filed by it (and such returns are true, complete and correct in all material respects), has paid in full on a timely basis all Taxes that are imposed under any laws or by any relevant taxing authority that are due and payable and has made adequate provision in the financial statements referred to above for the payment of all Taxes not then due and payable including all Taxes shown to be payable on the returns or on subsequent assessments with respect thereto and no other Taxes are payable by the Company or its Subsidiary with respect to the items or time periods covered by the returns. Each of the Company and its Subsidiary has made adequate and timely payment of instalments of the Taxes for the taxation period ending on or immediately before the Expiry Time. With respect to any taxation period up to and including the Expiry Time for which tax returns have not yet been filed or for which Taxes are not yet due and payable, each of the Company and its Subsidiary, has only incurred liabilities for Taxes in the ordinary course of its business consistent with past practice. Except as disclosed in the Data Room Materials, there are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any tax return or the payment of any Taxes. No deficiencies exist or have been asserted with respect to Taxes of the Company or its Subsidiary, neither the Company nor any Subsidiary is a party to any action or proceeding or assessment or collection of Taxes, nor has any such event been asserted or threatened against the Company nor its Subsidiary or any of their respective assets and, to the best of the Company's knowledge, as of the date of this Agreement none of the Company or its Subsidiary is subject to any assessments, penalties or levies with respect to Taxes that will result in any liability on its part in respect of any period ending on or before the Expiry Time in excess of the amount provided for in the financial statements referred to above. Except as disclosed in the Data Room Materials on or prior to the date of this Agreement, to the knowledge of the Company and its Subsidiary, no audit, investigation, assessment or reassessment of Taxes is reasonably anticipated or imminent.

(m) ENVIRONMENTAL LAWS. Except as disclosed in the Company's Disclosure Documents or disclosed in the Data Room Materials, the Company and its Subsidiary (and their respective businesses and operations):

         (i) are in compliance with all applicable environmental laws and environmental permits in Canada and in other applicable foreign jurisdictions with environmental regulatory jurisdiction over the Company or its Subsidiary; and

         (ii) have obtained all environmental permits that are required to carry on their respective businesses and operations under all applicable environmental laws;

         where non-compliance with such laws or permits or failure to obtain those permits could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(n) ENVIRONMENTAL COMPLIANCE. Except as disclosed in the Company's Disclosure Documents that have been filed prior to the date of this Agreement pursuant to the Applicable Laws or disclosed in the Data Room Materials, prior to the date of this Agreement none of the Company nor its Subsidiary has, with respect to its businesses and operations, at any time received any written notice, written notice of default, order, summons, or notice of judgment or commencement of proceedings of any nature related to any material breach, liability or remedial action (or alleged material breach, liability or remedial action) arising under the environmental laws and environmental permits that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and neither of the Company nor its Subsidiary have (with respect to such businesses and operations) at any time given any written undertakings with respect to remedying any breach of, or liability under, environmental laws that have not been duly performed, which breach or liability could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(o) DETERMINATIONS BY THE BOARD. The Board of Directors (after receiving advice from its legal and financial advisors) has unanimously (other than directors abstaining from voting by reason of conflict of interest or financial interest) determined at its meeting held in Vancouver, British Columbia, on March 13, 2006 that the Offer and the performance by the Company of its obligations under this Agreement are in the best interests of the Company and its Shareholders.

(p) SUBSIDIARY. The Company is, and, at the Effective Time, will be, the owner of all of the shares of its Subsidiary specified in Schedule "E", as the sole legal and beneficial owner, free and clear of all Encumbrances, except as set out in the Company's Disclosure Documents or disclosed in the Data Room Materials.

(q) BOOKS AND RECORDS. The corporate records and minute books of the Company and its Subsidiary have been maintained substantially in accordance with all Applicable Laws and are complete and accurate in all material respects.

(r) INSURANCE. Policies of insurance in force as of the date hereof naming the Company and its Subsidiary as insureds adequately cover all risk reasonably and prudently foreseeable in the operation and conduct of their respective businesses for which, having regard to the nature of such risk and the relative cost of obtaining insurance, it is in the opinion of the Company, acting reasonably, prudent to seek insurance rather than provide for self insurance. All such policies of insurance shall remain in force and effect and shall not be cancelled or otherwise terminated as a result of the transactions contemplated hereby.

(s) EMPLOYMENT AGREEMENTS. Except as disclosed in the Data Room Materials, neither the Company nor any Subsidiary has any written or oral employment, service or consulting agreement relating to any one or more individuals, except for oral employment agreements which are of indefinite term and without any special arrangements or commitments with respect to the continuation of employment or payment of any particular amount upon termination of employment or change of control of the Company that, in the aggregate, exceed the maximum amount contemplated for such payments in section 1.4(c).

(t) PENSION AND EMPLOYEE BENEFITS. Except as disclosed in the Data Room Materials, neither the Company nor any Subsidiary has, or is subject to, any present or future obligation or liability under, any pension plan, deferred compensation plan, retirement income plan, stock option or stock purchase plan, profit sharing plan, bonus plan or policy, employee group insurance plan, program policy or practice, formal or informal, with respect to its employees.

(u) MATERIAL AGREEMENTS. Other than as referred to in the Company's Disclosure Documents there are (i) no agreements to which the Company or its Subsidiary is bound or (ii) licences, leases, permits, authorities and permissions held by the Company or its Subsidiary, which are material to the conduct of the Company's business or the business of its Subsidiary that were not disclosed to the Offeror in the Data Room Materials. Except as disclosed in writing to the Offeror, no approval or consent of any person is needed in order that any material agreements or licences of the Company continue in full force and effect following consummation of the transactions contemplated hereby. All material contracts constitute valid and binding obligations of the Company or its Subsidiary and the other parties to those contracts and licences enforceable by the Company or its Subsidiary against those other parties in accordance with their respective terms (subject to bankruptcy, insolvency, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles) and are in full force and effect. There is no pending or, to the knowledge of the Company or its Subsidiary, any threatened cancellation or termination, existing default, or event, condition or occurrence which, after notice or lapse of time, or both, would constitute a default of or under any contract or licence to which the Company or its Subsidiary is a party or otherwise bound, including all material agreements and licences of the Company, which would have a Material Adverse Effect on the Company.

(v) COMPLIANCE WITH APPLICABLE LAWS. To the best of its knowledge, the Company has complied with all Applicable Laws in connection with this Agreement and the transactions contemplated hereby.

(w)      NON-ARM'S LENGTH AGREEMENTS. Other than:

         (i)      as referred to in the Company's Disclosure Documents; or

         (ii)     as set forth in a list  provided  to the Offeror in writing, and copies of which were provided to the Offeror,
         there are no agreements entered into by the Company or its Subsidiary with any person (other than the Company or its Subsidiary) that is not at "arm's length" with the Company (within the meaning of that expression in the INCOME TAX ACT (Canada).

(x) BROKERS AND FINDERS; ADVISORY FEES. No broker, investment banker, financial advisor or other person, other than the Advisor and ASSET-Chile, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or financial advisor's fee based upon arrangements made by or on behalf of the Company in respect of the Offer. The Data Room Materials contain true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreement related to the engagement of the persons to who such fees are payable.

(y) EXEMPTION FROM US TENDER OFFER RULES. To the best of the Company's knowledge, the Offer contemplated by this Agreement may be made by the Offeror pursuant to Regulation 14d-1(b) under the U.S. Securities Exchange Act of 1934, as amended, applicable to tender offers made under the U.S.-Canadian multi-jurisdictional disclosure system.

                                  SCHEDULE "E"
                              TO SUPPORT AGREEMENT

                                   SUBSIDIARY

                                   JURISDICTION OF        NUMBER AND       PERCENTAGE OWNERSHIP OF
SUBSIDIARY                          INCORPORATION      CLASS OF SHARES     VOTING AND EQUITY SHARES
----------                          -------------      ---------------     ------------------------
Minera Lumina Copper Chile S.A.         Chile             12,237,989                99.99%
                                                      nominative shares

                                  SCHEDULE "F"
                              TO SUPPORT AGREEMENT

                               SCHEDULE OF OPTIONS

                                                 NUMBER OF              EXERCISE
NAME OF HOLDER        EXPIRY DATE                 SHARES                  PRICE
--------------        -----------                 ------                  -----
                                                                         (CDN$)

                                            VESTED        UNVESTED

                                  SCHEDULE "G"
                              TO SUPPORT AGREEMENT

                                FORM OF INDEMNITY


THIS INDEMNITY AGREEMENT made as of the day of _____________ is


BETWEEN:

           REGALITO COPPER CORP., a corporation formed under the laws of British Columbia

           (the "Parent Company")

AND:

           [   ]

           (the "Appointee")



           WHEREAS:

A. The Appointee has, at the request of the Parent Company, agreed to act as a director, officer, or member of the management committee or in a similar capacity in respect of the Parent Company and(or) a corporation, joint venture or partnership in which the Parent Company has an ownership interest.

B. The Appointee is willing to act as set out in Recital A hereof on the condition that the Parent Company enter into this indemnity.

           NOW THEREFORE in consideration of the Appointee consenting to act as set out in Recital A hereof and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the Parent Company, the Parent Company agrees with the Appointee as follows:

1.         INDEMNITY

1.1 GENERAL SCOPE: The Parent Company shall indemnify the Appointee and his or her heirs, executors, administrators and personal representatives (collectively the "Indemnitees" and individually an "Indemnitee") for all costs, charges, expenses, fees, liabilities or obligations imposed under or incurred by the Indemnitees at law, in equity or by, pursuant to, or under, any statute, law or regulation ("Liability") in relation to any claim, action, proceeding, investigation, or order whether civil, criminal or administrative (collectively or individually a "Claim") arising as a result of or in connection with the Appointee acting as a director, officer, member of the management committee or in any similar capacity in respect of the Parent Company and(or) any corporation, joint venture, partnership or other organization in which the Parent Company has an ownership interest either directly or indirectly through one or more corporations, partnerships, joint ventures or other organizations and, including, without limitation, legal fees and disbursements and all other costs of investigation and defence incurred by the Indemnitees or any of them in relation to a Claim, whether or not any action or proceeding is commenced, and all amounts paid or payable by the

Indemnitees or any of them to settle a Claim or to satisfy a judgment, including, without limitation, the payment of interest and costs, or otherwise to discharge a Liability imposed or incurred.

1.2 ABSOLUTE LIABILITY: Without limiting the generality of paragraph 1.1, the Parent Company shall indemnify the Indemnitees against any Liability in relation to a Claim which is statutorily imposed upon the Appointee, regardless of the Appointee's conduct, and whether or not the Appointee is at fault.

1.3        NEGLIGENCE  AND  OTHER  TORTIOUS  CONDUCT:   Without  limiting  the
generality of paragraph 1.1, the Parent Company shall indemnify the Indemnitees against any Liability in relation to a Claim arising from the negligent or intentionally tortious conduct of the Appointee, but shall not apply in the event of fraud or illegal conduct directed for personal benefit against the Parent Company or subsidiaries.

1.4        APPLICABLE  LAW:   Notwithstanding  any  other  provision  of  this
Indemnity Agreement, the Parent Company is not obligated to make a payment that is prohibited by applicable law.

1.5 ACTUAL PAYMENT: The Parent Company shall pay all amounts due to an Indemnitee hereunder forthwith upon demand by the Indemnitee.


2.         TAXABLE BENEFITS

           The Parent Company shall gross up any indemnity payment made pursuant to this Indemnity Agreement by the amount of any income tax payable by an Indemnitee in respect of that payment.


3.         ENFORCEMENT COSTS

3.1        APPLICATION  TO COURT:  If any payment by the Parent  Company under
Section 1 first requires the approval of any court, the Parent Company at its own expense and in good faith will promptly take proceedings to obtain that approval. The Parent Company shall indemnify the Indemnitees for the amount of all costs incurred by any or all of them in obtaining any court approval required to enable or require the Parent Company to make a payment under this Indemnity Agreement or to enforce this Indemnity Agreement, including without limitation all legal fees and disbursements.

3.2 INDEPENDENT COUNSEL: The Indemnitees may retain their own independent legal counsel to represent them in relation to a Claim and the cost of that representation shall be considered a Liability to which this Indemnity Agreement also applies and, notwithstanding any dispute in connection with this Indemnity Agreement, Parent Company shall directly pay any account rendered by such independent legal counsel when so rendered, including any reasonable retainer requested by such independent legal counsel.


4.         APPOINTEE CEASING TO ACT

           The Appointee may resign at any time. The obligations of the Parent Company hereunder shall continue after and are not affected in any way by the Appointee ceasing to act whether by resignation, removal, death, incapacity, disqualification under applicable law or otherwise.

5.         CONTINUING INDEMNITY

           The   obligations  of  the  Parent  Company  under  this  Indemnity
Agreement are not diminished or in any way affected by:

5.1 SALARY/COMPENSATION: Payment by the Parent Company or by any person affiliated with or otherwise related to the Parent Company to the Appointee of director's fees or any salary, wages or other compensation;

5.2 INTERESTED CONTRACTS: Payment by the Parent Company or by any person affiliated with or otherwise related to the Parent Company to the Appointee or to any firm of which the Appointee is a partner, associate, director, officer or employee, of any fees for services rendered; or

5.3 D & O INSURANCE: Any directors' or officers' liability insurance or other indemnity placed by or for the benefit of the Appointee by the Appointee, the Parent Company or any entity related to the Parent Company.


6.         SEVERABILITY

           If a provision of this Indemnity Agreement is wholly or partially invalid, this Indemnity Agreement will be interpreted as if the invalid provision, or part thereof, had not been a part of this Indemnity Agreement.


7.         ENUREMENT

           This Indemnity Agreement enures to the benefit of the Appointee and his or her heirs, executors, administrators and personal representatives. This Indemnity Agreement is binding upon the Parent Company and its successors and assigns.


8.         CHOICE OF LAW

           This Indemnity Agreement shall be governed by, construed and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein (excluding any conflict of laws rules or principle which might refer such construction to the laws of another jurisdiction).



           IN WITNESS WHEREOF this Indemnity Agreement has been executed by the Parent Company and the Appointee.


REGALITO COPPER CORP.



___________________________________
By:



___________________________________
APPOINTEE